Exhibit 23.3

[Letterhead]	7550 IH 10 West, Suite 400
San Antonio, Texas 78229
Tel 210.348.1000 Fax 210.348.1003
www.frost.com

Date: August 9, 2019

The Board of Directors

Casper Sleep Inc.

230 Park Ave S

New York, NY 10003

Dear Sirs or Madams:

We, Frost & Sullivan of 3211 Scott Blvd, #203, Santa Clara, California, 95054, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “S-1”), and any amendments thereto, of Casper Sleep Inc., and any related prospectuses of (i) our name and all references thereto, (ii) all references to our preparation of an independent overview of the “Global Total Addressable Market (TAM) Assessment for the Sleep Economy” (the “Industry Report”), and (iii) the statement(s) set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the S-1.

We further consent to the reference to our firm, under the caption “The Sleep Economy” in the S-1, as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.

Yours faithfully,

/s/ Debbie Wong
Name: Debbie Wong
Designation: Director
For and on behalf of
Frost & Sullivan

SCHEDULE 1) The Frost & Sullivan Assessment forecasts the global Sleep Economy to be $432 billion in 2019, growing at a CAGR of 6.3% to $585 billion by 2024, and forecasts the U.S. Sleep Economy to be $79 billion in 2019, growing at a CAGR of 3.6% to $95 billion by 2024. 2) The total market size of the categories and geographies Casper currently addresses is $67 billion in 2019, leaving significant opportunity for growth. [Note: $67 billion figure is calculated by summing the market size of geographies that Casper is currently operating in using F&S report data.] 3) Consumers are increasing their expenditure on wellness. A 2018 report by the Global Wellness Institute estimated the global wellness industry to be $4.2 trillion in 2017, having grown at a 6.4% CAGR since 2015. Sleep is quickly gaining importance as the third pillar of health and wellness alongside fitness and nutrition as people begin to take their sleep and its impact on their health more seriously, accelerating the growth of the Sleep Economy. For example, according to the Frost & Sullivan Assessment, the global consumer mattress industry grew at a 12.8% CAGR from 2014 to 2018 and the global consumer sleep industry grew at a 9.3% CAGR over the same period. 4)

5) 6)

& FROST SULLIVAN 7)S-1Cover